Exhibit 10.16

[FORM OF] TOGA LIMITED SCIENTIFIC ADVISORY COUNCIL MEMBER AGREEMENT

This TOGA LIMITED SCIENTIFIC ADVISORY COUNCIL AGREEMENT ("Agreement") is made as of this ______ day of ____________________, 20__ by and between TOGA LIMITED, a company incorporated with limited liability under the laws of the United States of America and have its registered office at 3960 Howard Hughes Parkway, suite 500, Las Vegas, Nevada 89169 (“TOGA”), and ___________________________ (“Council Member”).

WHEREAS,

TOGA is an online business conducting operations via its online store at www.togalimited.com since 2016

TOGA is a company that emphasizes network innovations, research and development.  It has a new online platform with integrated social messaging app for finance, tourism, trade and transaction, games, technology and software development.

TOGA has established a Scientific Advisory Council (“Council”) with the Council Members’ collaboration, developing TOGA’s next-tier product strategy, product development and global brand positioning as related to wellness, lifestyle and healthy aging products for future offerings to TOGA’s customers.

TOGA desires to appoint _______________________________ as a Council Member and said Council Member is agreeable to the appointment and to render services to TOGA as set forth in this Agreement.

IT IS HEREBY AGREED AS FOLLOWS:

1.	Services (“Services”) of Council Member

1.1	To become a participating member of TOGA’s Scientific Advisory Council.

1.2

To collaborate with TOGA on the key functions of the Board, including but not limited to, the following services listed in Sections 1.2 and 1.3, limited to no more than 30 (thirty) hours of services per month. Any additional hours put in, must be preapproved.

1.3	Provide scientific product ideas and further provide advice regarding new, unique and exclusive breakthroughs in technologies relating to energy, lifestyle and nutrition wellness.

1.4	At TOGA’s request, and with consideration to Council Member’s schedule:

(a)	to attend and deliver keynote speeches regarding wellness, lifestyle and healthy aging in major TOGA events;

(b)	to contribute by writing articles to TOGA’s online or printed materials and/or other media outlets regarding wellness, lifestyle and healthy aging as TOGA’s Scientific Advisory Council Member;

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(c)	to attend special meetings or assign any other persons to facilitate TOGA’s lifestyle/wellness products;

(d)	to answer to blogs, customer enquiries via our Global Support Center where participation is needed; and

(e)	to endorse products of interest, attend ad hoc public relation events in our top performing regions, to be part of TOGA official videos and commercials if requested.

2.	Term

2.1

The Council Member shall provide Services as set out in Paragraph 1 above for a period of twelve (12) months commencing from the _______ day of _______________, 20__, unless terminated earlier in accordance with Paragraph 4 of this Agreement.

3.	TOGA’s Obligations

3.1

In return for the Services provided by the Council Member to TOGA under this Agreement, and provided that the Council Member duly performs his or her duties, TOGA shall pay the Council Member the amount of USD $_______ per annum (the “Council Member Fee”) for the Term of this Agreement. An additional payment of USD $_______ shall be paid for each and every additional keynote presentation (“Keynote Fee”) referred to above in Paragraph 1.3(a) by Council Member at TOGA.

3.2	The Council Member Fee will be paid via telegraphic transfer as follows:

(a)

Payment of a consultancy retainer each month equal to 1/12 (one-twelfth) of the total amount of the Board Member Fee per annum, to be received by Council Member on or before the 7th (seventh) day of each month for each month of Services rendered.

(b)	Payment of each Keynote Fee within 30 (thirty) days immediately following each keynote presentation.

(c)

All payments will be made in USD by electronic transfer or bank wire directly into Council Member’s checking account in the United States of America. The council member's bank account details is as stated below:

_____________________________________
_____________________________________
_____________________________________
_____________________________________

3.3	The payments stated herein are inclusive of all value added tax and/or withholding tax.

3.4	Travel Expenses for Council Member will be handled as follows:

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(a)

Council Member will be invited to meet with the TOGA’s executive team including the TOGA’s representative who signs this Agreement at the TOGA’s Headquarters in Asia according to the terms stated in Paragraph 3.4(b) below.

(b)

Travel expenses for Council Member to visit TOGA, to make appearances and keynote presentations at TOGA annual events, and to conduct other business with TOGA, will be booked by TOGA and pre-paid by TOGA.

(c)	All international air travel for Council Member will be Business Class.

(d)	Hotel bookings, hotel lodging, and ground transportation at the travel destinations will be pre-arranged and pre-paid by TOGA.

(e)

If any other travel expenses are incurred in relation to the performance of the Council Member’s Services, including costs incurred for air ticket, ground transportation, lodging and other relevant expenses (but not including per diem), the Council Member shall be entitled for reimbursement by TOGA, provided that (i) prior written approval by Mr. Michael Toh, CEO of TOGA is obtained by the Council Member for the Council Member’s travel plans and the travel related expenses, and (ii) the Council Member shall provide TOGA a summary of travel expenses reimbursement including official receipt and/or invoice for said incurred expenses.

3.5

TOGA shall make the requisite payment(s) as stipulated in the relevant preceding paragraphs within 30 (thirty) days of receiving travel receipts and invoices by a mode that it considers to be most expedient or by a mode as may be agreed by the Parties.

4.	Termination

4.1	Either Party hereto shall have the right to terminate this Agreement at any time upon 30 (thirty) days prior written notice to the other Party.

4.2

Unless required by law to do so, the Council Member shall not use nor disclose any Confidential Information concerning TOGA or any of its customers or clients to any person other than for the purposes of TOGA. The provisions of this Paragraph 4.2 shall survive the termination of this Agreement.

5.	Confidentiality/Confidential Information

5.1

The Council Member is not to divulge to anyone, either during or after the term of this Agreement, any Confidential Information obtained or developed by the Council Member during the term of this Agreement.

5.2

Upon the expiration or earlier termination of this Agreement, the Council Member agrees to deliver to TOGA all documents, papers, drawings, tabulations, reports and similar documentation that are furnished by TOGA to the Council Member or were prepared by the Council Member in performance of the Services for TOGA. Upon the expiration or termination of this Agreement, the Council Member agrees to make no further use or utilization of any Confidential Information. The provisions of this Paragraph 5 shall survive the termination of this Agreement.

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6.	Assignment

6.1	Neither Party shall assign, transfer, subcontract or sublicense any of its rights or obligations under this Agreement without the other Party’s written consent.

7.	Waiver

7.1	No failure or delay by either Party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof or acceptance of any variation of this Agreement.

8.	Severability

8.1	In the event of any one or more provisions contained in this Agreement being held, for any reason, to be unenforceable, invalid or illegal:

(a)	it shall not affect any other provisions of this Agreement;

(b)	this Agreement shall be construed as if such provisions had not been contained therein; and

(c)	the Parties shall negotiate in good faith to replace any such provision as has effect nearest to that of the provision being replaced.

9.	Force Majeure

9.1

Each of the Parties to this Agreement shall be exempted from any responsibility for its violation if such a violation is a consequence of any force-majeure circumstances that have arisen after the conclusion hereof as a result of events of extraordinary nature which the parties could neither foresee nor prevent by applying reasonable measures. Force-majeure circumstances refers to any events, upon which the parties cannot exert any influence such as, without limitation: earthquake, flood, fire, hurricane, rebellion, civil disorder, strike, acts of authorities and hostilities of any nature impeding the performance under this Agreement.

9.2

If any force-majeure circumstances or consequences continue in force for more than 1 (one) month, the Parties shall conduct additional negotiations to reveal any alternative methods of performing this Agreement.

10.	Relationship of the Parties

10.1	Nothing in this Agreement shall be construed as constituting a partnership, agency or joint venture between the Parties hereto.

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11.	Notices

11.1	Any notice required to be given under this Agreement shall be in writing and shall be sent to the other party by post or personal delivery at the addresses set out above in this Agreement.

12.	Entire Agreement

12.1

This Agreement shall constitute the entire Agreement between the Parties for the Scientific Advisory Council Membership and shall be binding upon the successors and assignees of the Parties hereto. This Agreement supersedes any previous Agreements, written or oral, between the Parties. No variation of this Agreement shall be effective unless agreed in writing by the Parties. In addition, through additional written agreements, TOGA may contract the Council Member for services that go beyond the scope of Services of the Scientific Advisory Council, including, but not limited to:

(a)	conducting original scientific studies and clinical trials on products;

(b)	introducing new products and wholesales of such products or product components to TOGA; and

(c)	services, including payment of legal fees, toward obtaining external bodies decisions on TOGA products, including, but not limited to, compliance clearances and/or approvals.

13.	Governing Law and Jurisdiction

13.1

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada and the United States of America, and the Courts of Nevada and the United States of America are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement.

AS WITNESSED, the Parties hereto or their duly authorized representatives hereby acknowledge the terms and conditions of this Agreement by executing below on the day and year first above written.

TOGA LIMITED	Council Member

Signed by	Signed by:

Duly authorized for and on behalf of	Print name_______________________
TOGA Limited
Date Signed_________________, 20__
Print name_______________________
Date Signed_________________, 20__

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